LOWE'S COMPANIES, INC.
                        DIRECTORS' STOCK INCENTIVE PLAN





















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                                 ARTICLE I

                                DEFINITIONS


     1.01. Award Date means the date of the first Board meeting after each annual meeting of the Company's shareholders during the term of this Plan.

     1.02.    Board means the Board of Directors of the Company.

     1.03. Committee means the Committee of the Board appointed to administer the Plan.

     1.04.    Common Stock means the common stock of the Company.

     1.05.    Company means Lowe's Companies, Inc.

     1.06. Participant means a member of the Board who, on the applicable Award Date, is not an employee or officer of the Company and who is not a member of the Committee.

     1.07.    Plan means the Lowe's Companies, Inc. Directors' Stock
Incentive Plan.

                                ARTICLE II

                                 PURPOSES


          The Plan is intended to (i) assist the Company in recruiting and retaining directors and (ii) promote a greater identity of interest between Participants and shareholders by enabling Participants to participate in the Company's future success.

                                ARTICLE III

                              ADMINISTRATION


          The Plan shall be administered by the Committee. The Committee shall have authority to award Common Stock upon such terms (not inconsistent with the provisions of the Plan) as the Committee may consider appropriate. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to the Plan. All expenses of administering the Plan shall be borne by the Company.

                                ARTICLE IV

                                ELIGIBILITY


          During the term of the Plan each Participant will be awarded 500 shares of Common Stock on each Award Date.

                                 ARTICLE V

                        STOCK AVAILABLE FOR AWARDS


          In satisfaction of its obligations under the Plan, the Company may deliver to the Participant shares of authorized but previously unissued Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under the Plan is 25,000 shares, subject to adjustment as provided in Article VII.

                                ARTICLE VI

                              TERMS OF AWARDS


     6.01. Vesting. The shares of Common Stock issued under the Plan shall be immediately and fully vested as of the applicable Award Date.

     6.02. Transferability. Subject to restrictions imposed by federal and state securities and other laws, the shares of Common Stock issued under the Plan shall be transferable as of the applicable Award Date.

     6.03. Shareholder Rights. Each Participant shall have all rights as a shareholder with respect to shares of Common Stock issued under the Plan as of the applicable Award Date.


                                ARTICLE VII

                  ADJUSTMENT UPON CHANGE IN COMMON STOCK


          The maximum aggregate number of shares that may be issued under the Plan and the number of shares that will be issued as of the applicable Award Date shall be proportionately adjusted as the Committee shall determine to be equitably required should the Company effect one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization. Any determination made under this Article VII by the Committee shall be final and conclusive.

          The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum aggregate number of shares that may be issued under the Plan or number of shares that will be issued as of any applicable Award Date.

                               ARTICLE VIII

           COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES


          No Common Stock shall be issued and no certificates for shares of Common Stock shall be delivered under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock issued under the Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued and no certificate for shares shall be delivered under the Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                ARTICLE IX

                            GENERAL PROVISIONS


     9.01. Unfunded Plan. The Plan, insofar as it provides for awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by awards under the Plan. Any liability of the Company to any person with respect to any award to be made under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     9.02. Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                 ARTICLE X

                                 AMENDMENT


          The Board may amend from time to time or terminate the Plan; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the number of shares that may be issued as of an Award Date (other than an adjustment authorized under Article VII) or (ii) changes the class of individuals eligible to become Participants. The preceding sentence to the contrary notwithstanding, the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder.


                                ARTICLE XI

                             DURATION OF PLAN


          No Common Stock may be awarded under the Plan after the Award Date in 1998.

                                ARTICLE XII

                          EFFECTIVE DATE OF PLAN


          Shares of Common Stock may be issued under the Plan on the Award Date following its approval (at a duly held shareholders' meeting in which a quorum is present) by a majority of the votes entitled to be cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholder's meeting. If the requisite shareholder approval is obtained at the 1994 annual meeting of the Company's shareholders, the first Award Date under the Plan shall be the date of the first Board meeting following such annual meeting.